SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to §240.14a-12

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒    No fee required.

☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Additional Proxy Information: The following letter was sent to a stockholder on March 11, 2008.

[Green Mountain Coffee Roasters, Inc. Letterhead]

March 11, 2008

Mr. Glen Stuke

Fidelity Management & Research Company

Investment Compliance

One Spartan Way TS1E

Merrimack, NH 03054

RE: Green Mountain Coffee Roasters, Inc. – 2006 Incentive Plan and Proxy

Dear Glen,

Thank you for your time and consideration regarding our request for approval for an increase in shares available for issuance under our 2006 Incentive Plan. I have followed up with each of our directors as to your request for an amendment to our 2006 Incentive Plan.

I have received support from our board of directors to adopt the following amendments to the plan during the next fiscal year:

1)	that the Administrator of the Plan not be able to accelerate options or waive vesting periods of any awards except in the case of death, disability, retirement or change in control. If any Administrator of the Plan waived restrictions/accelerated options of any awards for reasons other than these four circumstances, these shares would need to be deducted from the 10% basket mentioned below; and

2)	that shares not granted in accordance with Fidelity’s vesting policy, which we understand to require in the case of stock awards, a the restriction period of less than 3 years for non-performance-based awards, and less than 1 year for performance-based awards, be limited to 10% or less of the shares authorized under the plan.

If you have any further questions or comments, please give me a call.

Sincerely,

/s/ Frances G. Rathke

Frances G. Rathke

Chief Financial Officer

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, VT 05676

(w) – 802-882-2300 direct

(f) – 802-882-4300

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